EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Thursday, July 24, 2014



CHICAGO, ILLINOIS - July 24, 2014 - Melvin J. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2014 net sales and net earnings.

Second quarter 2014 net sales were $104,061,000 compared to $101,988,000 in second quarter 2013, an increase of $2,073,000 or 2%. Second quarter 2014 net earnings were $9,026,000 compared to $8,369,000 in second quarter 2013, and net earnings per share were $.15 and $.14 in second quarter 2014 and 2013, respectively, an increase of $.01 per share or 7%.

First half 2014 net sales were $210,873,000 compared to $212,267,000 in first half 2013, a decrease of $1,394,000 or 1%.
First half 2014 net earnings were $18,607,000 compared to $17,438,000 in first half 2013, and net earnings per share were $.31 and $.28 in first half 2014 and 2013, respectively, an increase of $.03 per share or 11%.

Mr. Gordon said, "Second quarter and first half 2014 net earnings benefited from more favorable ingredient costs as well as plant efficiencies driven by capital investments and ongoing cost containment programs. Although our overall comparative ingredient costs were more favorable in second quarter and first half 2014, certain key ingredient costs are higher this year. We are continuing to make progress on restoring our margins to their historical levels before the increases in commodity and other input costs in past years. Second quarter and first half 2014 net earnings per share were adversely affected by higher effective income tax rates compared to the prior year corresponding periods but benefited from common stock purchases in the open market resulting in fewer shares outstanding."





















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                    JUNE 28, 2014 & JUNE 29, 2013

                                             SECOND QUARTER ENDED
                                            2014              2013

Net Product Sales                      $ 104,061,000     $ 101,988,000

Net Earnings                           $   9,026,000     $   8,369,000

Net Earnings Per Share   *             	   $ .15             $ .14

Average Shares Outstanding *              60,659,000        61,431,000


                                               SIX MONTHS ENDED
                                            2014              2013

Net Product Sales                      $ 210,873,000     $ 212,267,000

Net Earnings                           $  18,607,000      $ 17,438,000

Net Earnings Per Share   *                 $ .31             $ .28

Average Shares Outstanding *              60,742,000        61,550,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 4, 2014 and April 5, 2013.